EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (the “Agreement”), made and entered into as of the 1st day of July, 2007, by and between American Community Properties Trust, a Maryland real estate investment trust (together with its subsidiaries, the “Company”), American Rental Management Company, a Delaware corporation (“ARMC”), and Edwin L. Kelly (the “Executive”), a resident of Maryland.
WHEREAS, ARMC is a wholly owned subsidiary of the Company, and provides management and other services to the Company and its other subsidiaries;
WHEREAS, Executive has been a senior executive officer of the Company and its affiliates, including ARMC, for many years and therefore possesses unique and valuable experience and expertise relating to the Company;
WHEREAS, Executive has served as President of the Company pursuant to an employment agreement dated August 25, 1998 (the “Executive Employment Agreement”);
WHEREAS, in order to provide continuity of management and to take advantage of Executive’s expertise, the Company wishes to secure the services of Executive as a Vice-Chair of the Company (“Vice Chair”) and continue his service as President and Chief Operating Officer (“COO”), and Executive wishes to provide such services, in accordance with the terms and subject to the considerations provided herein; and
WHEREAS, the parties desire to amend and restate the Executive Employment Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and each intending to be legally bound hereby, the parties agree as follows:
1.  Employment.  Executive shall serve as Vice Chair, President and COO of the Company and, in that capacity, shall have primary responsibility for managing the combined operations and day-to-day affairs of the Company and its consolidated subsidiaries (including ARMC).  In addition, Executive shall have such other powers and duties as may from time to time be prescribed by the Company’s Board of Trustees (the “Board”).  Executive shall report to the Chairman of the Board.  Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its subsidiaries (including ARMC) and the advancement of the business and the affairs of the Company and its subsidiaries (including ARMC).  Except in connection with the outside activities disclosed in writing to the Board prior to the execution of this Agreement, Executive further agrees not to engage in any outside for-profit business, employment or commercial activity without first obtaining approval in writing from the Chairman of the Board, and to observe and comply with the policies and rules of the Company, unless such compliance is inconsistent with the terms of the Agreement.
2.  Term.  Executive’s employment under this Agreement shall continue until December 31, 2010, unless sooner terminated in accordance with the terms of this Agreement.  Executive’s employment under this Agreement shall thereafter automatically renew for successive one year periods unless Executive or the Company gives the other notice of his/its intent not to renew employment at least ninety (90) days prior to the date on which employment would otherwise renew for a successive one year period under this Agreement.
3.  Compensation.  The Company agrees to pay Executive, and Executive agrees to accept from the Company, in full payment for Executive’s services, compensation consisting of the following:
(a)  Base Salary.  A minimum base salary at an annual rate of $500,000, payable on a semi-monthly basis or on such other basis the Company may adopt as its regular payroll practice.  Executive will receive annual cost of living salary increases, as determined by the Board, and Executive may receive salary increases at the discretion of the Board.  All payments shall be less applicable withholding and deductions, as determined by the Company;
(b)  Benefits.  The standard benefits the Company makes available from time to time to its senior executive employees, including eligibility for bonuses and other incentive awards as may be determined in the discretion of the Board or the compensation committee thereof, on the same terms as may be applicable to such other senior executive officers and to the extent Executive is eligible under the terms of the applicable plans, programs or policies;
(c)  Vacation.  Executive is entitled to the number of paid vacation days determined by the Company generally for its senior executive officers, but not less than twenty-five (25) days per year.  Executive is also entitled to all paid holidays given to the Company’s senior executive officers; and
(d)  Certain Specified Benefits.  In addition to the benefits for which Executive is eligible under subparagraph 2(b), during the term of his employment, the Company shall provide Executive with an appropriate car, the Company shall pay Executive’s membership fees and dues in the country club of his choice, and the Company shall pay membership dues and semiannual meeting expenses for Executive’s participation in the Urban Land Institute.
4.  Expenses.  The Company will reimburse Executive for such of his out-of-pocket expenses as are reasonably necessary in connection with services rendered by Executive pursuant to this Agreement, as provided in the business expense policies adopted by the Company from time to time.
5.  Termination.  Executive’s employment may be terminated before the end of the term of this Agreement or at the end of the term of this Agreement as follows:
(a)  By the Company, at any time, for Cause after providing Executive with at least four (4) weeks written notice that specifies the circumstance amounting to Cause and, if requested by Executive, providing an opportunity for Executive and his counsel to appear before the Board to address such circumstances.  “Cause” means (1) Executive’s conviction of, or plea of nolo contendere to, a felony involving dishonesty, disloyalty, fraud, or moral turpitude; (2) Executive’s material breach of any material obligation in this Agreement; or (3) Executive’s engaging in conduct constituting a material breach of any fiduciary duty to the Company;
(b)  Automatically on the date of Executive’s death;
(c)  Automatically if Executive becomes disabled or otherwise incapacitated so that Executive cannot perform the essential functions of his job with or without reasonable accommodation for a continuous period of more one hundred twenty (120) days or for more than one hundred twenty (120) cumulative days in any one (1) year period (“Permanent Disability”).  Any question as to the existence of Permanent Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, such selection shall be made by any adult member of Executive’s immediate family or Executive’s legal representative) and approved by the Company, with approval not to be unreasonably withheld.  The determination of such physician shall be communicated in writing to the Company and to Executive and shall be final and conclusive for all purposes of this Agreement.  Until the date of termination by reason of Permanent Disability, Executive shall continue to receive the compensation and benefits as set forth in paragraph 3 of this Agreement.  No termination of employment for Permanent Disability shall impair any rights of Executive to collect benefits according to the terms of any disability policy maintained by the Company for that Permanent Disability;
(d)  By the Company, at any time, for other than Cause upon thirty (30) days written notice to Executive;
(e)  By Executive’s voluntary resignation (before the end of the term) for other than Good Reason upon not less than thirty (30) days prior written notice to the Company;
(f)  By Executive’s voluntary resignation upon thirty (30) days prior written notice to the Company for Good Reason.  “Good Reason” means:  (1) a material diminution in any of Executive’s base compensation, authority (which includes but is not limited to a change in the reporting structure identified in paragraph 1), duties or responsibilities without his agreement; (2) Executive being required to relocate his office to executive offices outside of an area within a fifty (50) mile radius of the Company’s existing executive offices; (3) there being a material reduction in the overall value of the employee benefits being provided to Executive, unless the reduction is effective for all senior executive employees; or (4) a material breach by the Company of any of its obligations to Executive under this Agreement, and in each case, so long as Executive gives such notice within sixty (60) days of the circumstances believed by Executive to constitute Good Reason and the Company fails to remedy those circumstances within thirty (30) days of its receipt of such notice;
(g)  By Executive’s voluntary resignation following a Change of Control of the Company, upon not less than thirty (30) days prior written notice to the Company.  For purposes of this Agreement, a “Change of Control” shall mean any one or more of the following:
(1)  The consummation by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of a transaction or series of transactions as a result of which (i) a Person acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of not less than 50% of the then-outstanding common shares or other voting securities of the Company or any successor (collectively, “Voting Securities”)
(2)  The consummation by any Person of a transaction or series of transactions as a result of which (i) a Person either (a) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of not less than 65% of the then-outstanding common shares or other voting securities of the Company or any successor (collectively, “Voting Securities”) not beneficially owned by J. Michael Wilson and his affiliates and family members (“Wilson Family Shares”), and (ii) (ii) such Voting Securities shall cease to be registered under Section 12 of the Exchange Act and be delisted from the American Stock Exchange (“AMEX”) or any such other national securities exchange, automated quotation system or over-the-counter bulletin board as such securities were listed for trading or included immediately prior to consummation of such transaction or transactions; provided, however, that in the absence of any other transaction relating to the acquisition by a Person of Voting Securities other than Wilson Family Shares, neither (x) the mere act of filing a Form 15 and taking actions to delist ACPT’s common shares from the AMEX or such other national securities exchange, automated quotation system or over-the-counter bulletin board as such securities were listed for trading or included, nor (y) a reverse stock split shall constitute a Change of Control under this subparagraph (1); or
(3)  Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the disinterested, non-employee trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(4)  Approval by the holders of a majority of the Voting Securities of a reorganization, merger or consolidation involving the Company, in each case, unless, following such reorganization, merger or consolidation, (i) more than 75% of, respectively, the then outstanding shares of Voting Securities or interests of the corporation, trust or other entity resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation, trust or other entity entitled to vote generally in the election of directors, trustees or other managers is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Voting Securities, as the case may be, (ii) no Person (excluding the Company and its affiliates, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of voting securities of the corporation, trust or other entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors, trustees or other managers, and (iii) at least a majority of the members of the board of directors, trustees or other managers of the corporation, trust or other entity resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or
(5)           Approval by the holders of Voting Securities of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the consolidated assets of the Company, other than to a corporation, trust or other entity with respect to which, following such sale or other disposition, (I) more than 60% of, respectively, the then outstanding voting securities of such corporation, trust or other entity entitled to vote generally in the election of directors, trustees or other managers is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Voting Securities, as the case may be, (II) no Person (excluding the Company and its affiliates, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of voting securities of the corporation, trust or other entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors, trustees or other managers, and (III) at least a majority of the members of the board of directors, trustees or other managers of the corporation, trust or other entity were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets;
(h)  By the Company or Executive giving notice pursuant to paragraph 2 of its intent not to renew employment pursuant to the Agreement at least ninety (90) days prior to the date on which employment would have otherwise renewed pursuant to the Agreement.
6.  Incidents of Termination.
(a)  If Executive’s employment is terminated under subparagraph 5(a), (b), (c), or (e), then the Company shall have no further obligation under this Agreement, except as provided under paragraph 13 and except the obligation to: (1) pay Executive an amount equal to the portion of his compensation and out-of-pocket business expenses, as defined in paragraph 4, as may be accrued and unpaid on the date of termination, minus any appropriate withholding and deductions, as determined by the Company, and (2) provide all benefits set forth pursuant to the benefit, medical, pension or other plans and programs provided by the Company for which Executive qualifies as are due under the terms of the benefits plans and programs, recognizing that Executive’s employment has terminated.  In the event of Executive’s death, any sums and benefits due to Executive under any provision of this Agreement shall be paid to his estate or heirs, as applicable.
(b)  If Executive’s employment is terminated under subparagraph 5(d) or (f) , then the Company will provide the payments and benefits set forth in subparagraphs 6(b)(1) and 6(b)(2), subject to subparagraph 6(b)(3).
(1)  The Company will, in addition to providing the payments and benefits set forth in subparagraph 6(a), pay Executive an amount as provided in the following schedule, minus any appropriate withholding and deductions, as determined by the Company, without regard to whether Executive obtains another position with a new employer:

Termination prior to the 1st anniversary of the Agreement:                                                                                                                                48 months Base Salary;
Termination prior to the 2nd anniversary of the Agreement:                                                                                                                               36 months Base Salary;
Termination prior to the 3rd anniversary of the Agreement:                                                                                                                                30 months Base Salary; or
Termination at any time thereafter:                                                                                                           24 months Base Salary.

These severance payments will be made in one lump sum payment within thirty (30) days of the date Executive’s employment terminates.
(2)  Further, if Executive elects to continue his health insurance benefits under COBRA, the Company will continue to pay the same monthly subsidy of the premiums for such insurance as was being paid by the Company as of the date Executive’s employment terminated through the earlier of eighteen (18) months or the date Executive obtains alternative health insurance coverage.  It is intended that this provision of continuation health coverage shall run concurrently with any period of continuation coverage required under COBRA.
(3)  The Company’s obligation to provide the severance pay and benefits provided in subparagraphs 6(b)(1) and 6(b)(2) is conditioned upon Executive’s signing and not revoking a valid general release agreement in the form attached hereto as Exhibit A, and is further conditioned upon Executive’s continued compliance with his obligations in this Agreement, including those obligations set forth in paragraphs 8 through 11.
(c)  If Executive’s employment is terminated under subparagraph 5(h), then the Company will provide the payments and benefits set forth in subparagraphs 6(c)(1) and 6(c)(2), subject to subparagraph 6(c)(3).
(1)  The Company will, in addition to providing the payments and benefits set forth in subparagraph 6(a), pay Executive an amount equal to twenty-four (24) months of Base Salary, minus any appropriate withholding and deductions, as determined by the Company, without regard to whether Executive obtains another position with a new employer.  The severance payment will be made in one lump sum payment within thirty (30) days of the date Executive’s employment terminates.
(2)  Further, if Executive elects to continue his health insurance benefits under COBRA, the Company will continue to pay the same monthly subsidy of the premiums for such insurance as was being paid by the Company as of the date Executive’s employment terminated through the earlier of eighteen (18) months or the date Executive obtains alternative health insurance coverage.  It is intended that this provision of continuation health coverage shall run concurrently with any period of continuation coverage required under COBRA.
(3)  The Company’s obligation to provide the severance pay and benefits provided in subparagraphs 6(c)1 and 6(c)(2) is conditioned upon Executive signing and not revoking a valid general release agreement in the form attached hereto as Exhibit A, and is further conditioned upon Executive’s continued compliance with his obligations in this Agreement, including those obligations set forth in paragraphs 8 through 11.
(d)  Upon any termination of employment, Executive shall be deemed to have automatically resigned from the Board and as an officer of the Company and each of its affiliates, including ARMC.
(e)           Anything in this Agreement to the contrary notwithstanding, if on the date of the termination of Executive's employment with the Company (1) any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)) and (2) Executive is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i), then payments to be made in accordance with subparagraphs 6(b) and 6(c) shall be paid on the date which is six (6) months after the date Executive’s employment terminates.
(f)           If Executive terminates his employment under subparagraph 5(g), then the Company will provide the payments and benefits set forth in subparagraphs 6(f)(1) and 6(f)(2), subject to subparagraph 6(f)(3).
(1)  If Executive terminates his employment under subparagraph 5(g) prior to the first anniversary of the applicable Change of Control, the Company will provide the payments and benefits set forth in subparagraph 6(a).  If Executive terminates his employment under subparagraph 5(g) on the first anniversary of the applicable Change of Control by giving notice of intent to terminate his employment due to a Change of Control at least 30 days prior to the first anniversary date of a Change of Control, the Company will, in addition to providing the payments and benefits set forth in subparagraph 6(a), pay Executive an amount equal to forty-eight (48) months of Base Salary, minus any appropriate withholding and deductions, as determined by the Company, without regard to whether Executive obtains another position with a new employer.  The severance payment will be made in one lump sum payment within thirty (30) days of the date Executive’s employment terminates.
(2)  Further, if Executive terminates his employment under subparagraph 5(g) on the first anniversary of the applicable Change of Control and if Executive elects to continue his health insurance benefits under COBRA, the Company will continue to pay the same monthly subsidy of the premiums for such insurance as was being paid by the Company as of the date Executive’s employment terminated through the earlier of eighteen (18) months or the date Executive obtains alternative health insurance coverage.  It is intended that this provision of continuation health coverage shall run concurrently with any period of continuation coverage required under COBRA.
(3)           The Company’s obligation to provide the severance pay and benefits provided in subparagraphs 6(f)1 and 6(f)(2) is conditioned upon Executive signing and not revoking a valid general release agreement in the form attached hereto as Exhibit A, and is further conditioned upon Executive’s continued compliance with his obligations in this Agreement, including those obligations set forth in paragraphs 8 through 11.
7.  Excise Taxes.  If the value of any compensation (in whatever form) provided pursuant to this Agreement is counted as a “parachute payment” within the meaning of Code section 280G, and the value of all such parachute payments would be subject to the excise tax imposed by section 4999 of the Code (the “4999 Excise Tax”) (the “Penalties”), then Executive shall be entitled to receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (but not including any interest or penalties imposed with respect to such taxes), including any Penalty imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Penalties imposed upon such payment.  The Gross-Up Payment shall be paid to Executive by the end of the calendar year in which the 4999 Excise Tax would be incurred.
8.  Trade Secrets and Confidential Information.  Executive shall not disclose or use at any time, either during or after his employment hereunder (regardless of how employment ends), any Confidential Information (as defined below) of which he becomes aware, whether or not any such information is developed by him, except to the extent that such disclosure or use during employment is required or appropriate in the performance of the duties assigned to him by the Company or if Executive is required to testify under subpoena or court order after Executive gives sufficient advance written notice of such requirement to the Company so that it may seek to limit or otherwise protect such testimony from public disclosure.  Executive shall follow all procedures established by the Company to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft.  “Confidential Information” means information that is not generally known or available to the public, which is used, developed or obtained by the Company and its affiliates, including ARMC, relating to its business and the businesses of its clients, vendors, agents, brokers or customers, including, but not limited to:  business and marketing strategies; distribution channels; products or services; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; information relating to the Company’s existing and prospective clients, vendors, agents, brokers or customers and their confidential information; existing and prospective client, vendor, agent, broker or customer lists and other data related thereto; information relating to the Company’s employees; all trade secret information protected by the federal Economic Espionage Act of 1996, 18 U.S.C. §1831 et seq.; and all similar and related information in whatever form.  Confidential Information shall not include any information that has been published in a form generally available to the public (through no wrong doing of Executive or anyone else) prior to the date upon which Executive proposes to disclose such information.
9.  Creative Works and Other Property.
(a)  Executive will promptly disclose to the Company all inventions, concepts, processes, improvements, methodologies and other creative works, including without limitation, insurance products, whether or not they can be patented or copyrighted, that during his employment were or were caused to be conceived or developed by him, either solely or jointly with others, relating to the business of the Company and its affiliates, including ARMC business (collectively “Creative Works”), and Executive agrees that all Creative Works are the sole property of the Company.  Upon the request and at the expense of the Company, Executive will at any time (whether during his employment or after its termination for any reason) assist the Company and fully cooperate with it to protect the Company’s interest in Creative Works and to obtain, for the Company’s benefit, patents or copyrights for any Creative Works in the United States and in any foreign countries.  This subparagraph does not apply to any Creative Work that Executive develops entirely on his own time and for which no equipment, supplies, facility or Confidential Information of the Company was used, unless:  (1) the Creative Work relates to the Company’s business or to the actual or anticipated research or development activities of the Company; or (2) the Creative Work results from any work Executive performs for the Company.
(b)  Upon the termination of Executive’s employment for the Company for any reason or at any other time upon request by the Company, Executive shall immediately, and without request, deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and all other documents, materials or property belonging to the Company even if they do not contain Confidential Information, including, but not limited to:  written records, notes, photographs, manuals, computers and computer equipment, cell phones, notebooks, reports, keys, credit cards, documentation, flow charts and all magnetic media such as tapes, disks or diskettes, wherever located, and, if requested by the Company, Executive shall provide the Company with written confirmation that all such materials have been returned.  Executive has no claim or right to the continued use, possession or custody of such information, documents, materials or property following the termination of his employment with the Company.
10.  Noncompetition and Nonsolicitation.
(a)  Noncompetition and NonSolicitation.  During Executive’s employment hereunder and for one year thereafter (the “Restriction Period”) regardless of how Executive’s employment ends, Executive will not, directly or indirectly (whether as an officer, director, employee, consultant, agent, advisor, stockholder, partner, joint venturer, proprietor or otherwise): (1) engage or otherwise become interested (in a capacity that is the same as or similar to any of his capacities for the Company while employed by it) in any business or activity that directly competes in a significant and material manner with any business of the Company (or any of its successors) at any location within any Standard Metropolitan Statistical Area (as determined by the Census Bureau, Department of Commerce, United States Government) in which is located any office of the Company and ARMC, as conducted during his last three years of employment with the Company, except that notwithstanding any of the terms of this paragraph, Executive may continue to engage in any outside for-profit business, employment or commercial activity similar in scope, size and nature to any activity disclosed to the Company under the terms of paragraph 1 of this agreement; (2) solicit for employment, hire as an employee, consultant or independent contractor or induce the termination of employment of, any employee or other personnel who is, or was, within the six month period prior to the date of such solicitation, hiring or inducement, providing service to the Company, or (3) take any action intended to cause any vendor, customer or business associate of the Company or to terminate, sever, reduce or otherwise adversely alter its relationship with the Company.
(b)  Reasonable and Necessary Restrictions.  Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation, the Restriction Period, are reasonable, fair and equitable in terms of duration, scope and geographic area; are necessary to protect the legitimate business interests of the Company; and are a material inducement to the Company to enter into this Agreement.
(c)  Forfeiture of Severance Payments.  In the event Executive breaches any provision of this paragraph 10, as determined in any arbitration or court of competent jurisdiction, in addition to any other remedies that the Company may have at law or in equity, Executive shall promptly reimburse the Company for any severance payments received from, or payable by, the Company, provided that Company has provided written notice to Executive that it believes that he is in breach of the provisions of this paragraph and has provided him with at least a thirty (30) day period to cure such breach.
(d)  Enforcement.  Executive acknowledges that in the event of any breach or threatened breach by Executive of any of the covenants in paragraphs 8 through 11, the business interests of the Company will be irreparably injured, the full extent of the damages to the Company will be impossible to ascertain, monetary damages may not be an adequate remedy for the Company, and the Company will be entitled to enforce such covenants by temporary, preliminary, or permanent injunctive relief or other equitable relief.
(e)  Modification; Severability.  If any of the restrictions contained in paragraphs 8 through 11 are determined by any court of competent jurisdiction or other adjudicator to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, then the court or adjudicator shall interpret and modify such restriction(s) to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable.  Such modified restriction(s) shall be enforced by the court or adjudicator.  In the event that modification is not possible, then, because each of Executive’s obligations in paragraphs 8 through 11 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.
11.  Cooperation.  At all times during the term of this Agreement and for a period of three (3) years thereafter (regardless of how employment ends), Executive will reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which Executive was involved during his employment by the Company; provided that, following the term of this Agreement, such activities will be scheduled at such times and locations as the Company and Executive may mutually agree.  The Company will reimburse Executive for his reasonable out-of-pocket expenses, if any, incurred in providing such assistance.  In addition, if such assistance is provided by Executive after his employment has terminated and at a time when he is not receiving severance payments from the Company and not providing consulting services to the Company or ARMC, he shall be paid $350 per hour for his assistance.
12.  Assignment.  Neither the Company nor Executive shall have the right to assign this Agreement or any obligation hereunder without the written consent of the other, except that, subject to Executive’s rights under paragraph 5(g) above, if there is a Change of Control, the Company may assign this Agreement to a successor or assignee in connection with a merger, consolidation, sale or transfer of assets of the Company; provided, however, that such successor or assignee expressly assumes all obligations of the Company under this Agreement.
13.  Indemnification.  The Company shall indemnify Executive or his estate to the full extent provided in its articles of incorporation and/or its bylaws as of the date of this Agreement.
14.  No Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement or the Company’s benefits plans by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement or the Company’s benefits plans be reduced by any compensation or benefits earned by Executive either as a result of his engaging in business or his employment by another employer, or by retirement benefits payable after the termination of this Agreement.
15.  Indulgences.  The failure of the Company or Executive at any time or times to enforce its or his rights under this Agreement strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same.
16.  Notices.  Any notice required or permitted to be given by this Agreement shall be in writing and shall be sufficiently given to the parties if delivered in person or sent by United States registered or certified mail or nationally recognized overnight courier (return receipt requested) or by telefax (with evidence of successful transmission) addressed to the respective parties at the following addresses or at such other addresses as may from time to time be designated in writing by the parties:

If to the Company:
American Rental Management Company
222 Smallwood Village Center
St. Charles Maryland 20602
If to the Executive:
Mr. Edwin L. Kelly
c/o American Rental Management Company
222 Smallwood Village Center
St. Charles, Maryland 20602

17.  Entire Agreement.  This Agreement, together with the attachments hereto, sets forth the entire agreement between the parties with respect to the matters covered herein, and supersedes all other agreements and understandings.  No waiver or amendment to this Agreement shall be effective unless reduced to writing and executed by the parties hereto.
18.  Arbitration.  All disputes between Executive and the Company (except those relating to unemployment compensation and workers’ compensation and except for disputes arising under paragraphs 8 through 11 of this Agreement) arising out of Executive’s employment or concerning the interpretation or application of this Agreement or its subject matter (including without limitation those relating to any claimed violation of any federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and their state and local counterparts, if any) shall be resolved exclusively by binding arbitration in Washington, D.C. pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Each party shall bear its own attorneys’ fees and costs; provided, however, that the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.  Any award of attorney’s fees and costs to Executive shall be paid in a manner that does not violate section 409A of the Code. The parties expressly waive their rights to have any such claims resolved by jury trial.  The arbitration opinion and award shall be final, binding and enforceable by any court under the Federal Arbitration Act.
19.  Controlling Law and Dispute Resolution.  This Agreement shall be construed and applied in accordance with the laws of Maryland without giving effect to the principles of conflicts of law under Maryland law.  The parties agree to submit to the jurisdiction and venue of the state and federal courts located in Maryland in the event that there is any claim that this Agreement has been breached and that any such claim is not subject to arbitration as provided in paragraph 18 of this Agreement.
20.  Code Section 409A.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Code Section 409A.  To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the parties hereto as of the day and year first above written.

AMERICAN RENTAL MANAGEMENT COMPANY

By:	/s/ J. Michael Wilson
Name:	J. Michael Wilson
Title:	Chairman
Dated:	July 30, 2007

AMERICAN COMMUNITY PROPERTIES TRUST

By:	/s/ J. Michael Wilson
Name:	J. Michael Wilson
Title:	Chairman
Dated:	July 30, 2007

EDWIN L. KELLY

By:           /s/ Edwin L. Kelly
Edwin L. Kelly
Dated:  August 6, 2007

        DMEAST - #9782859-v7

EXHIBIT A

General Release Agreement

THIS GENERAL RELEASE AGREEMENT (the “Release”) is made and entered into as of this ____ day of _______________, 20__, by and among American Community Properties Trust, a Maryland real estate investment trust (together with its subsidiaries, the “Company”) and American Rental Management Company (“ARMC”), on the one hand, and Edwin L. Kelly (the “Executive”) on the other hand.
WHEREAS, the Company, ARMC and Executive entered into the Amended and Restated Executive Employment Agreement (the “Employment Agreement”) effective as of June ____, 2007;
WHEREAS, under the terms of the Employment Agreement, Executive is entitled to severance payments as provided therein; and
WHEREAS, the Employment Agreement conditions receipt of the severance payments upon Executive’s signing and not revoking a valid General Release Agreement.
NOW, THEREFORE, intending to be legally bound hereby and in consideration of receipt of the severance payments provided for in the Employment Agreement and for other good and valuable consideration, Executive, for himself, and his executors, administrators, heirs and assigns, agrees as follows:
1.           Executive fully waives, releases, and forever discharges the Company and each and all of its past and present subsidiaries, parent and related corporations, companies and divisions, and their past and present respective officers, directors, shareholders, trustees, employees, attorneys, agents and affiliates, and their predecessors, successors and assigns (collectively, the “Releasees”) of and from any and all rights, debts, claims, actions, liabilities, agreements, damages, or causes of action (collectively, the “claims”), of whatever kind or nature, whether in law or equity, whether known or unknown, that Executive ever had or now has in any capacity, either individually, or on behalf of another person or entity against any or all of the Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to and including the date Executive signs this Release.  Executive acknowledges and understands that the claims and rights being released in this paragraph include, but are not limited to, all claims and rights arising from or in connection with any agreement of any kind Executive may have had with any of the Releasees, or in connection with Executive’s employment or termination of employment, all claims and rights for wrongful discharge, breach of contract, either express or implied, interference with contract, emotional distress, back pay, front pay, benefits, fraud, misrepresentation, defamation, claims and rights arising under the Civil Rights Acts of 1964 and 1991, as amended (which prohibit discrimination in employment based on race, color, national origin, religion or sex), the Americans with Disabilities Act (ADA), as amended (which prohibits discrimination in employment based on disability), the Age Discrimination in Employment Act (ADEA), as amended (which prohibits age discrimination in employment), Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (ERISA), as amended, the Family and Medical Leave Act (FMLA), as amended, the Health Insurance Portability and Accountability Act (HIPPA), Article 49B of the Maryland Code, and any and all other claims or rights, whether arising under federal, state, or local law, rule, regulation, constitution, ordinance or public policy.  Executive agrees that he will not initiate any civil complaint or institute any civil lawsuit or file any arbitration against Releasees, or any one of them, based on any fact, action, event or circumstance occurring up to and including the date of the execution by Executive of this Release.  This Release and the foregoing covenant not to sue do not cover claims relating to: (i) Executive’s right to indemnification under paragraph 13 of the Employment Agreement, or pursuant to the Company’s articles of incorporation or bylaws as they may exist from time to time, or pursuant to applicable law; (ii) Executive’s right to benefits under the Company’s benefits plans due after termination of employment; (iii) Executive’s right to payments under the Employment Agreement due after termination of employment; or (iv) the validity or enforcement of this Release.
2.           Executive waives any provision of state or federal law that explicitly or implicitly would prevent the application of this Release to claims of which Executive does not know or expects to exist in Executive’s favor at the time of executing this Release.  In addition, Executive waives any provisions of state or federal law which might require a more detailed specification of the claims being released pursuant to the provisions of this Release.
3.           Executive acknowledges that he has carefully read and understands the provisions of this Release, that he has had twenty-one (21) days from the date he received a copy of this Release to consider entering into this Release and accepting the severance payments set forth in the Employment Agreement, that if he signs and returns this Release before the end of the 21-day period, he will have voluntarily waived his right to consider this Release for the full twenty-one (21) days and that he has executed this Release voluntarily and with full knowledge of its significance, meaning and binding effect.  Executive also acknowledges that the Company has advised him in writing to consult with an attorney of his own choosing with regard to entering into this Release and accepting the severance payments set forth in the Employment Agreement.  Finally, Executive acknowledges that his decision to sign this Release has not been influenced in any way by fraud, duress, coercion, mistake or misleading information and that he has not relied on any information except what is set forth in this Release and the Employment Agreement.
4.           Executive acknowledges that he may revoke this Release within seven (7) days of his execution of this document by submitting written notice of his revocation to ___________________________________________.  Executive also understands that this Release shall not become effective or enforceable until the expiration of that 7-day period.
5.           Executive agrees that if any provision of this Release is declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the parties’ intention as set forth in this Release to the extent permissible and the remaining provisions of this Release shall not be affected thereby and shall remain in full force and effect.

Dated:                      ________________                                         EDWIN L. KELLY                          ____________________________________